SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 4, 2005
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                                                            (303)278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On August 4, 2005, Canyon Resources Corporation announced that it will not be exercising its option to acquire the Hycroft Mine near Winnemucca, Nevada. In January 2005, Canyon entered into an option agreement with Vista Gold Corp. whereby the Company committed to expend $0.5 million for drilling, engineering and due-diligence review over a six month period ending August 20, 2005, to acquire the mine for $4.0 million in cash plus $6.0 million in Canyon equity units consisting of one common share and one warrant for half a share.
     Canyon has completed its work commitment under the option agreement. The work program, on which $0.6 million was expended, included drilling 33 holes totaling 12,475 feet and detailed due diligence, resource modeling, engineering and cost estimation. This work culminated in the development of feasibility study level operating plans and cost estimates, which were used as the basis for this decision.
     A copy of the news release regarding this matter is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

99.1	Canyon Resources Corporation news release PR05-15 dated August 4, 2005.
Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.
     The matters discussed in this report on Form 8-K, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the speculative nature of mineral exploration, commodity prices, production and reserve estimates, environmental and government regulations, availability of financing, judicial proceedings, force majeure events, and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: August 5, 2005	By:	/s/ Richard T. Phillips
Richard T. Phillips
Chief Accounting Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

Exhibit
99.1	Press Release

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